Exhibit 5(a)

Squire Patton Boggs (US) LLP 1000 Key Tower 127 Public Square Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8780 squirepattonboggs.com

October 31, 2024

NextEra Energy, Inc.
NextEra Energy Capital Holdings, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408

To the Addressees:

We have acted as counsel to NextEra Energy, Inc., a Florida corporation (“NEE”), and NextEra Energy Capital Holdings, Inc., a Florida corporation (“NEE Capital”), in connection with the issuance and sale by NEE of its new securities (the “Securities”) consisting of 30,000,000 equity units of NEE, initially consisting of 30,000,000 of NEE's corporate units (the “Corporate Units”), with each Corporate Unit consisting of a contract to purchase shares (the “Purchase Contracts”) of NEE's common stock, $.01 par value (the “Common Stock”), and, initially, a 5% undivided beneficial ownership interest in a Series O Debenture due November 1, 2029 (the “Debentures”) issued in the principal amount of $1,000 by NEE Capital under the Indenture (For Unsecured Debt Securities), dated as of June 1, 1999, as amended (the “Indenture”), between NEE Capital and The Bank of New York Mellon, as Trustee (the “Trustee”), which Debentures are absolutely, irrevocably and unconditionally guaranteed (the “Guarantee”) by NEE pursuant to the Guarantee Agreement, dated as of June 1, 1999, between NEE, as Guarantor, and The Bank of New York Mellon, as Guarantee Trustee (the “Guarantee Agreement”).

We have participated in the preparation of or reviewed (1) Registration Statement Nos. 333-278184, 333-278184-01 and 333-278184-02 (the “Registration Statement”), which Registration Statement was filed jointly by NEE, NEE Capital and Florida Power & Light Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated March 22, 2024 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated October 29, 2024 (the “Prospectus Supplement”) relating to the Securities, both such Base Prospectus and Prospectus Supplement filed with the Commission pursuant to Rule 424 under the Securities Act; (3) the Indenture; (4) the Guarantee Agreement; (5) the Purchase Contract Agreement, dated as of October 1, 2024 (the “Purchase Contract Agreement”), between NEE and The Bank of New York Mellon, as Purchase Contract Agent (the “Purchase Contract Agent”); (6) the Pledge Agreement, dated as of October 1, 2024 (the “Pledge Agreement”), between NEE, the

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Squire Patton Boggs (US) LLP	October 31, 2024

Purchase Contract Agent and Deutsche Bank Trust Company Americas, as Collateral Agent, Custodial Agent and Securities Intermediary; (7) the corporate proceedings of NEE with respect to the Registration Statement, the Guarantee, the Guarantee Agreement, the Purchase Contract Agreement and the Pledge Agreement; (8) the corporate proceedings of NEE Capital with respect to the Registration Statement, the Indenture and the Debentures; and (9) such other corporate records, certificates and other documents (including a receipt executed on behalf of NEE acknowledging receipt of the purchase price for the Corporate Units and a receipt executed on behalf of NEE Capital acknowledging receipt of the purchase price for the Debentures) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that:

1. The Debentures and the Guarantee, as it relates to the Debentures, are legally issued, valid, and binding obligations of NEE Capital and NEE, respectively, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity and to concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

2. The Corporate Units are legally issued, valid, and binding obligations of NEE, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity and to concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

3. The Purchase Contracts are valid and binding obligations of NEE, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity and to concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

4. The Common Stock issuable pursuant to the Purchase Contracts, when issued and delivered by NEE against payment therefor in accordance with the provisions of the Purchase Contract Agreement, the Purchase Contracts and the Pledge Agreement, will be validly issued, fully paid and non‑assessable.

In rendering the foregoing opinions, we have assumed that: (1) the certificates representing the Debentures conform to a specimen examined by us and that the Debentures have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture; (2) the certificates representing the Corporate Units conform to a specimen examined by us and the Corporate Units have been duly authenticated, in accordance with the Purchase Contract Agreement, by the Purchase Contract Agent; (3) the certificates representing the shares of Common Stock issuable pursuant to the Purchase Contracts will be in the form or in substantially the form currently used by the Company for shares of Common Stock issued in certificated form, and a direct registration advice will be in the form or in substantially the form used by the Registrar and Transfer Agent for shares of Common Stock issued without certificates; and (4) the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

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Squire Patton Boggs (US) LLP	October 31, 2024

We hereby consent to the reference to us in the Base Prospectus under the heading “Legal Opinions,” to the references to us in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission by NEE on or about October 31, 2024, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of Florida and New York and the federal laws of the United States insofar as they bear on matters covered hereby. As to all matters of New York law, we have relied, with your consent, upon an opinion of even date herewith addressed to you by Morgan, Lewis & Bockius LLP, New York, New York. As to all matters of Florida law, Morgan, Lewis & Bockius LLP is hereby authorized to rely upon this opinion as though it were rendered to Morgan, Lewis & Bockius LLP.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

SQUIRE PATTON BOGGS (US) LLP

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